SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Nerdy Inc.

(Name of Issuer)

Class A common stock, par value $0.0001 per share

(Title of Class of Securities)

64081V109

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 10 Pages

Exhibit Index Contained on Page 9

CUSIP NO. 64081V109	13 G	Page 2 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund X, L.P. (“LCSOF X”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,371,303[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,371,303[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,371,303[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF X, except that Learn Capital Management X, LLC (“LCM X”), the general partner of LCSOF X, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM X and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 3 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund XI, L.P. (“LCSOF XI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,371,303[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,371,303[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,371,303[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF XI, except that Learn Capital Management XI, LLC (“LCM XI”), the general partner of LCSOF XI, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XI and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 4 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund XII, L.P. (“LCSOF XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,541,347[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,541,347[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,541,347[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF XII, except that Learn Capital Management XII, LLC (“LCM XII”), the general partner of LCSOF XII, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XII and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 5 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund XIII, L.P. (“LCSOF XIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,185,652[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,185,652[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,185,652[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF XIII, except that Learn Capital Management XIII, LLC (“LCM XIII”), the general partner of LCSOF XIII, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XIII and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 6 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund XIV, L.P. (“LCSOF XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 592,825[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 592,825[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,825[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF XIV, except that Learn Capital Management XIV, LLC (“LCM XIV”), the general partner of LCSOF XIV, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XIV and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 7 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund XV, L.P. (“LCSOF XV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 592,825[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 592,825[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,825[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF XV, except that Learn Capital Management XV, LLC (“LCM XV”), the general partner of LCSOF XV, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XV and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 8 of 25

1	NAME OF REPORTING PERSONS Learn Capital Special Opportunities Fund XVI, L.P. (“LCSOF XVI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 237,130[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 237,130[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 237,130[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[2]
12	TYPE OF REPORTING PERSON PN

1 All such shares are held of record by LCSOF XVI, except that Learn Capital Management XVI, LLC (“LCM XVI”), the general partner of LCSOF XVI, may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XVI and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 9 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management X, LLC (“LCM X”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,371,303[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,371,303[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,371,303[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF X. LCM X is the general partner of LCSOF X and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM X and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 10 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management XI, LLC (“LCM XI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,371,303[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,371,303[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,371,303[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF XI. LCM XI is the general partner of LCSOF XI and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XI and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 11 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management XII, LLC (“LCM XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,541,347[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,541,347[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,541,347[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF XII. LCM XII is the general partner of LCSOF XII and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XII and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 12 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management XIII, LLC (“LCM XIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,185,652[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,185,652[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,185,652[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF XIII. LCM XIII is the general partner of LCSOF XIII and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XIII and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 13 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management XIV, LLC (“LCM XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 592,825[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 592,825[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,825[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF XIV. LCM XIV is the general partner of LCSOF XIV and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XIV and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 14 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management XV, LLC (“LCM XV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 592,825[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 592,825[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,825[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF XV. LCM XV is the general partner of LCSOF XV and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XV and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 15 of 25

1	NAME OF REPORTING PERSONS Learn Capital Management XVI, LLC (“LCM XVI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 237,130[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 237,130[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 237,130[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[2]
12	TYPE OF REPORTING PERSON OO

1 All such shares are held of record by LCSOF XVI. LCM XVI is the general partner of LCSOF XVI and may be deemed to have voting, investment and dispositive power with respect to these securities. Gregory V. Mauro and Robert J. Hutter are the managing members of LCM XVI and may each be deemed to share voting, investment and dispositive power with respect to these securities.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 16 of 25

1	NAME OF REPORTING PERSONS Gregory V. Mauro (“Mauro”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,892,385[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,892,385[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,892,385[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6%[2]
12	TYPE OF REPORTING PERSON IN

1 All such shares are held of record by LCSOF X, LCSOF XI, LCSOF XII, LCSOF XIII, LCSOF XIV, LCSOF XF and LCSOF XVI. Mauro is a managing member of LCM X, LCM XI, LCM XII, LCM XIII, LCM XIV, LCM XV and LCM XVI, and may be deemed to have shared power to dispose of these shares

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 17 of 25

1	NAME OF REPORTING PERSONS Robert J. Hutter (“Hutter”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,892,385[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,892,385[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,892,385[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6%[2]
12	TYPE OF REPORTING PERSON IN

1 All such shares are held of record by LCSOF X, LCSOF XI, LCSOF XII, LCSOF XIII, LCSOF XIV, LCSOF XF and LCSOF XVI. Hutter is a managing member of LCM X, LCM XI, LCM XII, LCM XIII, LCM XIV, LCM XV and LCM XVI, and may be deemed to have shared power to dispose of these shares.

2 Based on 83,875,296 shares of the Issuer’s Class A common stock outstanding as of November 11, 2021, as disclosed in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP NO. 64081V109	13 G	Page 18 of 25

ITEM 1(A).	NAME OF ISSUER

Nerdy Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

101 S. Hanley Rd., Suite 300

St. Louis, Missouri 63105

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is being filed jointly by Learn Capital Special Opportunities Fund X, L.P., a Delaware limited partnership (“LCSOF X”), Learn Capital Special Opportunities Fund XI, L.P., a Delaware limited partnership (“LCSOF XI”), Learn Capital Special Opportunities Fund XII, L.P., a Delaware limited partnership (“LCSOF XII”), Learn Capital Special Opportunities Fund XIII, L.P., a Delaware limited partnership (“LCSOF XIII”), Learn Capital Special Opportunities Fund XIV, L.P., a Delaware limited partnership (“LCSOF XIV”), Learn Capital Special Opportunities Fund XV, L.P., a Delaware limited partnership (“LCSOF XV”), Learn Capital Special Opportunities Fund XVI, L.P., a Delaware limited partnership (“LCSOF XVI”), Learn Capital Management X, LLC (“LCM X”), Learn Capital Management XI, LLC (“LCM XI”), Learn Capital Management XII, LLC (“LCM XII”), Learn Capital Management XIII, LLC (“LCM XIII”), Learn Capital Management XIV, LLC (“LCM XIV”), Learn Capital Management XV, LLC (“LCM XV”), Learn Capital Management XVI, LLC (“LCM XVI”), Gregory V. Mauro (“Mauro”) and Robert J. Hutter (“Hutter”) (each, a “Reporting Person” and, together, the “Reporting Persons”), pursuant to an Agreement of Joint Filing incorporated by reference herein in accordance with Rule 13d-1(k)(1) under the Act.

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address for each of the Reporting Persons is:

Learn Capital, Ltd.

3923 N Wolf Creek Drive

Eden, UT 84310

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES Class A common stock, par value $0.0001 per share.

ITEM 2(E)	CUSIP NUMBER

64081V109

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP The following information with respect to the beneficial ownership of the Common Stock of the Issuer by the Reporting Persons is provided as of December 31, 2021.

CUSIP NO. 64081V109	13 G	Page 19 of 25

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of LCSOF X, LCSOF XI, LCSOF XII, LCSOF XIII, LCSOF XIV, LCSOF XV and LCSOF XVI and the limited liability company agreements of LCM X, LCM XI, LCM XII, LCM XIII, LCM XIV, LXM XV and LCM XVI, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.	CERTIFICATION. Not applicable.

CUSIP NO. 64081V109	13 G	Page 20 of 25

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

Learn Capital Special Opportunities Fund X, L.P.

By: Learn Capital Management X, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management X, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XI, L.P.

By: Learn Capital Management XI, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XI, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XII, L.P.

By: Learn Capital Management XII, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XII, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XIII, L.P.

By: Learn Capital Management XIII, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

CUSIP NO. 64081V109	13 G	Page 21 of 25

Learn Capital Management XIII, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XIV, L.P.

By: Learn Capital Management XIV, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XIV, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XV, L.P.

By: Learn Capital Management XV, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XV, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XVI, L.P.

By: Learn Capital Management XVI, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XVI, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Gregory V. Mauro

/s/ Gregory V. Mauro

Robert J. Hutter

/s/ Robert J. Hutter

CUSIP NO. 64081V109	13 G	Page 22 of 25

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	23

CUSIP NO. 64081V109	13 G	Page 23 of 25

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cyngn Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2022

Learn Capital Special Opportunities Fund X, L.P.

By: Learn Capital Management X, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management X, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XI, L.P.

By: Learn Capital Management XI, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XI, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XII, L.P.

By: Learn Capital Management XII, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XII, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XIII, L.P.

By: Learn Capital Management XIII, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

CUSIP NO. 64081V109	13 G	Page 24 of 25

Learn Capital Management XIII, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XIV, L.P.

By: Learn Capital Management XIV, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XIV, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XV, L.P.

By: Learn Capital Management XV, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XV, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Special Opportunities Fund XVI, L.P.

By: Learn Capital Management XVI, LLC
Its: General Partner

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Learn Capital Management XVI, LLC

By:	/s/ Robert J. Hutter
Robert J. Hutter, Managing Member

Gregory V. Mauro

/s/ Gregory V. Mauro

CUSIP NO. 64081V109	13 G	Page 25 of 25

Robert J. Hutter

/s/ Robert J. Hutter